December 10, 2007

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.4% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Our annual stockholder meeting was held on November 13, 2007.  The slate of board of directors was re-elected and the proposal to ratify KPMG LLP as our independent registered public accounting firms was approved.  The ratification of our entry into the merger agreement and acquisition of our external Business Manager/Advisor and Property Managers (“merger”) was approved by over 98% of the shares represented in person and by proxy at the meeting.  As such, the merger closed on November 15, 2007.

A purported class action and derivative complaint was filed on behalf of a single stockholder regarding the merger.  Unfortunately, these kinds of nuisance lawsuits have become commonplace and impose cost and expense to both the company and its stockholders.  We have reviewed the allegations in the complaint and believe that the claims are without merit.

As outlined in the original prospectus, the merger is a further step in the process towards a liquidity event for stockholders.  We are excited about this milestone and look forward to the future.  We have an exceptional management team in place and remain committed to increasing stockholder value.

If you have any questions on your investment, please contact your Registered Representative or Inland Customer Relations at 800.826.8228. We wish you and your family a very happy and healthy holiday season.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

cc: Trustee

      Broker/Dealer

      Registered Representative

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.826.8228  www.inland-western.com